Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2010

FINANCIAL RESULTS

~ SAP System Implementation Impacts Third Quarter Results ~

~ Third Quarter Net Sales Increased 4.7% to $147.2 Million ~

~ Third Quarter Net Income of $4.3 Million, or $0.15 per Diluted Share ~

TOANO, Va, November 3, 2010 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the third quarter and nine months ended September 30, 2010.

SAP System Implementation

On August 22, 2010, Lumber Liquidators implemented the most significant phase of its integrated business solution from SAP, including an enhanced point-of-sale solution, a warehouse management and inventory control system, an integrated merchandising and product allocation system, and related management reporting functionality. All critical information was converted from the previous information system and the Company has continued to operate its business without interruption since the conversion. However, the implementation significantly impacted third quarter 2010 results by reducing productivity, primarily across store and warehouse operations, including less effective conversion of customer demand into invoiced sales, less efficient product allocation and distribution, and the general need for additional resources to operate the business. Although the Company did not reach pre-implementation productivity by the end of the third quarter and continues to experience the impacts of reduced productivity levels in the fourth quarter of 2010, operational efficiency and effectiveness have continued to improve steadily.

Third Quarter Results

Net sales increased $6.7 million, or 4.7%, to $147.2 million in the third quarter of 2010 from $140.5 million in the third quarter of 2009. Comparable store net sales decreased 5.7% in the third quarter of 2010, reflecting a decline in productivity due to the SAP implementation. In the third quarter of 2009, comparable store net sales increased 1.9%. Non-comparable store net sales increased $14.7 million over the prior year period. The Company opened 10 new stores during the third quarter.

Net sales in the third quarter prior to the system implementation increased 18.5% over the same 2009 period, and comparable store net sales increased 7.3%. Customer deposits on open orders grew from $13.4 million immediately prior to implementation to $21.3 million at September 30, 2010, which compares to $12.2 million at September 30, 2009 and $13.9 million at June 30, 2010. The Company estimates that reduced productivity resulted in approximately $12 million to $14 million in unrealized net sales during the third quarter.

Gross margin was 35.2% in the third quarter of 2010 compared to 36.4% in the third quarter of 2009. The decrease in gross margin was primarily a result of increased product costs resulting from higher transportation costs and less efficient finishing costs, including approximately 30 basis points resulting from less efficient unit flow following the system implementation. These cost increases were partially offset by greater unit volume through the Company’s China consolidation center.

Selling, general and administrative (“SG&A”) expenses were $44.9 million, or 30.5% of net sales, for the third quarter of 2010 compared to $38.7 million, or 27.6% of net sales, for the third quarter of

2009. The increase in SG&A expenses as a percentage of net sales for the third quarter of 2010 reflects costs of store base expansion, infrastructure investments and a continued focus on increasing consumer demand and store traffic. In addition, SG&A expenses for the third quarter of 2010 reflect one-time costs of approximately $0.5 million related to the SAP implementation, primarily resulting from increased payroll and warehousing costs.

Net income decreased 44.8% to $4.3 million, or $0.15 per diluted share, in the third quarter of 2010 from $7.8 million, or $0.28 per diluted share, in the third quarter of the prior year. The effective tax rate was 38.7% in the third quarter of 2010 compared with 38.3% in the third quarter of 2009.

Merchandise inventories at September 30, 2010 increased $23.6 million from December 31, 2009, as an increase in available for sale inventory of $33.4 million was offset by a decrease in inbound in-transit inventory of $9.8 million. Merchandise inventories increased primarily due to reduced productivity as a result of the SAP implementation, strategic increases in available inventory for certain product lines and store base expansion. The Company estimates that reduced productivity subsequent to the system implementation increased inventory carrying levels by approximately $8.0 million.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “While we are confident that over the longer-term the implementation of our new SAP system will significantly benefit the business, our performance in the third quarter reflects declines in productivity both at the store-level and in the flow of product through our warehouse following implementation. We experienced a significant build in customer deposits on open orders over the course of the quarter which, by the end of the quarter, grew to be almost double the level we recorded at the end of the third quarter last year. As the quarter progressed, we believed that a significant portion of these open orders would be converted into sales in line with historical norms, enabling us to achieve sales expectations for the quarter. However, we were not as effective as we had hoped in fulfilling existing customer orders or maintaining our focus on serving new customers at our stores. Additionally, we invested in more resources than expected in order to improve productivity across our operations after the implementation.”

Mr. Griffiths continued, “Our productivity has continued to improve as our associates have become more proficient with the new system. Importantly, our unique value proposition of price, selection, quality and availability continues to resonate well with consumers and we have maintained our leading market position. We believe our comparable store net sales being up by mid-single digits during the third quarter prior to the system implementation as well as our growth in customer deposits demonstrates continued strong demand for our products. In addition, we continue to execute our growth strategy, successfully opening new stores to expand our national footprint and further progressing in our China supply chain initiative. Overall, we remain focused on improving our operations and building a foundation for long-term success.”

First Nine Months Results

Net sales increased 14.6% to $467.1 million in the first nine months of 2010 from $407.5 million in the first nine months of 2009. Comparable store net sales increased 2.4% for the first nine months of 2010, compared to a decrease of 1.8% for the prior year period. Non-comparable store net sales increased $49.7 million. The Company opened 27 new stores during the first nine months of 2010 and currently operates 213 stores in 46 states.

Gross margin was 35.1% in the first nine months of 2010 compared to 35.9% in the same period of 2009. SG&A expenses increased 14.6% to $131.0 million, or 28.0% of net sales for the first nine months of 2010 compared to $114.3 million, or 28.0% of net sales for the first nine months of 2009. Operating income increased 2.4% to $32.8 million, or 7.0% of net sales, in the first nine months of 2010 from $32.0 million, or 7.9% of net sales, in the first nine months of 2009.

Net income was $20.3 million, or $0.72 per diluted share, in the first nine months of 2010 compared to $19.8 million, or $0.72 per diluted share, in the prior year period. Net income for the first nine months of 2010 reflects an effective tax rate of 38.7% compared to 39.0% in the first nine months of 2009.

Company Outlook

To date in the fourth quarter, October 2010 net sales increased approximately 14.5% over the prior year period, and net sales at comparable stores increased 2.9%. Based on year-to-date results and current trends, the Company has updated its outlook for fiscal 2010 and expects the following for the fourth quarter and full year 2010:

•

Total net sales for the fourth quarter of 2010 increasing 10% - 15% over the fourth quarter of 2009 for a range of $151 million to $157 million. Comparable store net sales are expected to increase in the low to mid-single digits.

•

Total net sales for the full year of 2010 in the range of $618 million to $624 million and comparable store net sales increases in the low single digits, from a previous range of $630 million to $650 million.

•	Opening nine to 11 new store locations domestically in the fourth quarter of 2010, for a total of 36 to 38 new store locations domestically in 2010.

•

Fourth quarter 2010 earnings per diluted share in the range of $0.21 to $0.27, and full year 2010 earnings per diluted share in the range of $0.93 to $0.99, based on a diluted share count of approximately 28.2 million shares and an effective tax rate in the range of 38.7% to 39.0%, from a previous range of $1.13 to $1.23.

Mr. Griffiths concluded, “To date in the fourth quarter, we have continued to make strides to reach normalized productivity levels in our stores and warehouses and we have begun to see improved results. We are dedicating additional resources, and together with our SAP partners, addressing specific productivity concerns. We are making progress in completing open orders; however, our customer deposits on open orders remained higher than historical levels at the end of October and we may continue to carry open orders higher than our historic norms through the end of the year. Our build in inventory is primarily in our top selling products, and we expect these levels to decline through the fourth quarter. Over the longer term, we are confident that our system upgrade will enable us to further increase the discipline and efficiency with which we manage operations and enhance communication across our organization to support our growth plans. As we look forward through the remainder of 2010, we anticipate the macroeconomic environment will remain challenging. We believe that our unique value proposition strongly positions us to meet customer demand as consumers continue to search for the best value in their purchases. Further, we remain committed to enhancing our competitive advantages and further expanding our market share.”

The information provided in this press release is based on preliminary, unaudited information that is subject to adjustment as the Company completes its quarterly review procedures.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast tomorrow, November 4, 2010, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through November 18, 2010 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 360536. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 215 stores and 340 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths. Flooring experts in every store provide consumers with useful product information and answers to all of their flooring questions.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$26,787	$35,675
Merchandise Inventories	156,963	133,342
Prepaid Expenses	4,862	5,988
Other Current Assets	7,254	4,356

Total Current Assets	195,866	179,361
Property and Equipment, net	32,454	20,491
Deferred Income Taxes	1,654	2,002
Other Assets	4,524	4,026

Total Assets	$234,498	$205,880

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable	$23,248	$32,608
Customer Deposits and Store Credits	21,308	9,805
Accrued Compensation	2,996	4,512
Sales and Income Tax Liabilities	3,066	2,770
Other Current Liabilities	7,955	5,566

Total Current Liabilities	58,573	55,261

Deferred Rent	2,508	2,185

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,421,589 and 27,234,222 outstanding, respectively)	27	27
Additional Capital	99,364	94,726
Retained Earnings	74,026	53,681

Total Stockholders’ Equity	173,417	148,434

Total Liabilities and Stockholders’ Equity	$234,498	$205,880

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Sales	$147,192	$140,520	$467,061	$407,488
Cost of Sales	95,431	89,336	303,256	261,164

Gross Profit	51,761	51,184	163,805	146,324

Selling, General and Administrative Expenses	44,909	38,727	130,985	114,269

Operating Income	6,852	12,457	32,820	32,055

Interest and Other Income, net	(143)	(116)	(371)	(388)

Income Before Income Taxes	6,995	12,573	33,191	32,443

Provision for Income Taxes	2,711	4,812	12,846	12,649

Net Income	$4,284	$7,761	$20,345	$19,794

Net Income per Common Share—Basic	$0.16	$0.29	$0.74	$0.74

Net Income per Common Share—Diluted	$0.15	$0.28	$0.72	$0.72

Weighted Average Common Shares Outstanding:
Basic	27,420,415	27,053,067	27,363,621	26,905,554
Diluted	28,234,339	27,892,790	28,236,042	27,535,516

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash Flows from Operating Activities:
Net Income	$20,345	$19,794
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	3,993	3,470
Stock-Based Compensation Expense	2,355	2,298
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(23,621)	(15,326)
Accounts Payable	(11,135)	10,448
Customer Deposits and Store Credits	11,503	1,739
Prepaid Expenses and Other Current Assets	(1,671)	1,468
Other Assets and Liabilities	1,188	2,557

Net Cash Provided by Operating Activities	2,957	26,448

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(14,127)	(8,131)

Net Cash Used in Investing Activities	(14,127)	(8,131)

Cash Flows from Financing Activities:
Proceeds from the Exercise of Stock Options	1,321	2,593
Excess Tax Benefits on Stock Option Exercises	1,110	743
Common Stock Purchased Pursuant to Equity Compensation Plans	(149)	(39)
Other	—	(1)

Net Cash Provided by Financing Activities	2,282	3,296

Net (Decrease) Increase in Cash and Cash Equivalents	(8,888)	21,613
Cash and Cash Equivalents, Beginning of Period	35,675	35,139

Cash and Cash Equivalents, End of Period	$26,787	$56,752

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(unaudited)

The following tables set forth components of our results of operations for the periods indicated, both in dollars and as a percentage of net sales.

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
	(in millions, except percentages)
Net sales	$147.2	$140.5	$467.1	$407.5
Cost of sales	95.4	89.3	303.3	261.2
Gross profit	51.8	51.2	163.8	146.3
SG&A expenses	44.9	38.7	131.0	114.3
Salaries, commissions and benefits	17.4	15.3	52.1	43.2
Advertising	13.3	12.1	39.1	37.2
Occupancy	5.6	4.8	16.3	13.5
Depreciation and amortization	1.4	1.1	3.8	3.5
Stock-based compensation	0.8	0.6	2.4	2.3
Other SG&A	6.4	4.8	17.3	14.6
Operating income	6.9	12.5	32.8	32.0

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
	(% of net sales)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	64.8%	63.6%	64.9%	64.1%
Gross profit	35.2%	36.4%	35.1%	35.9%
SG&A expenses	30.5%	27.6%	28.0%	28.0%
Salaries, commissions and benefits	11.8%	10.9%	11.1%	10.6%
Advertising	9.0%	8.6%	8.4%	9.1%
Occupancy	3.8%	3.4%	3.5%	3.3%
Depreciation and amortization	1.0%	0.8%	0.8%	0.9%
Stock-based compensation	0.6%	0.5%	0.5%	0.6%
Other SG&A	4.4%	3.4%	3.7%	3.6%
Operating income	4.7%	8.9%	7.0%	7.9%

Merchandise inventories and available inventory per store in operation were as follows:

	As of September 30, 2010	As of December 31, 2009	As of September 30, 2009
Inventory – Available for Sale	$142,734	$109,369	$87,483
Inventory – Inbound In-Transit	14,229	23,973	16,574

Total Merchandise Inventories	$156,963	$133,342	$104,057

Available Inventory Per Store	$670	$588	$494